Exhibit 2.2
EXHIBIT A
EARNOUT AGREEMENT
     This Earnout Agreement (this “Agreement”) is made and entered into as of                     , 2010 by and between STSF Holdings LLC, a Delaware limited liability company (the “Seller”), and TreeHouse Foods, Inc., a Delaware corporation (the “Buyer”).
Introduction
     Pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated as of September 13, 2010, the Buyer shall purchase from the Seller all of the outstanding capital stock of STSF Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Seller (“Holdings”), on the terms and conditions set forth in the Purchase Agreement. S.T. Specialty Foods, Inc., a Minnesota corporation and a wholly owned subsidiary of Holdings (“Opco” and, together with Holdings, the “Company”), is also a party to the Purchase Agreement.
     Pursuant to the Purchase Agreement, the parties agreed to enter into this Agreement as a condition to the consummation of the Transactions.
     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Certain Definitions. All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement. In addition, the following terms shall have the following meanings:
          (a) “2010 Financial Statements” means the unaudited consolidated balance sheet of the Company (and no other entities) as at December 31, 2010 and accompanying unaudited consolidated statements of cash flows and income for the fiscal year then ended.
          (b) “Adjusted EBITDA” means consolidated net income (excluding extraordinary gains and losses) reflected on the 2010 Financial Statements, after restoring thereto amounts deducted in determining net income in respect of (i) interest, (ii) taxes, (iii) depreciation, (iv) amortization, (v) non-cash charges, (vi) costs and expenses arising out of, relating to or incurred in connection with financing transactions, (vii) costs and expenses related to the integration of the Company’s business with the Buyer following the consummation of the Transactions, (viii) other amounts arising out of any purchase accounting adjustments required as a result of the Transactions, (ix) fees, costs and expenses relating to the Transactions, including the Seller’s Expenses, the Sale Bonuses, any costs, fees, prepayment penalties or other similar amounts required to be paid in connection with the settlement of any swap or hedging arrangements or the repayment of the Closing Indebtedness, (x) costs and expenses arising out of, relating to or incurred in connection with any investment, acquisition, business, product line or strategic initiative in excess of amounts included in the Budget, (xi) management fees, director fees and expense reimbursements and other related costs and expenses, (xii) selling, general and administrative costs and expenses that are charged or allocated by the Buyer to the extent such costs and expenses are (A) not directly attributable to the Company or (B) exceed the amounts contained in the Budget for such costs and expenses (including any increases in salary, wages or other compensation payable to Company employees), (xiii) any increased costs incurred by the Company for insurance as a result of any change in a deductible, any change in carrier, any increase in the amount of insurance coverage or any additional coverage required by the Buyer, but excluding any normal industry cost increases for such insurance, (xiv) costs and expenses of the Company arising out of, relating to or incurred in connection with the preparation of the 2010 Financial Statements and any review by the auditors of any interim financial statements of the Company during FY 2010 to the extent such costs and expenses exceed the amounts included in the Budget for such or similar services, (xv) costs and expenses relating to litigation pending as of the date of this Agreement or arising out of any matter disclosed on Schedule 2.19 to the Purchase Agreement, including any amounts paid as damages, (xvi) any Loss with respect to an item as to which a claim for indemnification is made by the Buyer under Article VII of the Purchase Agreement and as to which the Company has received or expects to receive payment or reimbursement in respect thereof, (xvii) the costs of preparing the Earnout Calculations and determining the Earnout Payment, and (xviii) any other costs and expenses that are not provided for (or are in excess of those contained) in the Budget, except to the extent consistent with past practice. Subject to the foregoing, the Seller and the Buyer agree that Adjusted EBITDA shall be calculated and determined in accordance with (A) the principles used by the Company to prepare the Audited Financial Statements and (B) the calculation of Adjusted EBITDA as it would have been determined as of June 30, 2010 (the “Sample Calculation”), a copy of which is attached as Schedule A hereto.
          (c) “Budget” shall mean the budget provided to the Buyer by the Company, a summary copy of which is attached as Schedule B hereto.
          (d) “Earnout Payment” shall mean a cash payment of no less than $0 and no greater than $15,000,000, determined in accordance with the following:
          Earnout Payment     =     ((Adjusted EBITDA for FY 2010)(8.2)) – $180,000,000
          (e) “FY 2010” shall mean the fiscal year beginning January 1, 2010 and ending December 31, 2010.
          (f) “FY 2011” shall mean the fiscal year beginning January 1, 2011 and ending December 31, 2011.
ARTICLE 2
EARNOUT PAYMENT
     2.1 Earnout Payment; Review and Dispute Procedures.
          (a) The Buyer will make the Earnout Payment, if any, to the Seller, by wire transfer of immediately available funds, at such time as the amount thereof has been finally determined in accordance with the review and dispute procedures set forth in this Section 2.1.

          (b) On or prior to March 31, 2011, the Buyer shall deliver to the Seller (i) a true, complete and correct copy of the 2010 Financial Statements and (ii) the Buyer’s calculation of Adjusted EBITDA for FY 2010 and the amount of the Earnout Payment resulting therefrom (the “Earnout Calculations”). If, for any reason, the Buyer fails to deliver the 2010 Financial Statements and the Earnout Calculations when due, the Seller may give written notice of such failure to the Buyer (the “Earnout Notice”). If the Buyer fails to deliver the 2010 Financial Statements and the Earnout Calculations to the Seller within seven days after receipt of the Earnout Notice, the Seller shall be deemed to have earned and shall receive an Earnout Payment in the amount of $15,000,000. The Seller and its accountants shall be given full and prompt access at all reasonable times upon reasonable notice to (and shall be allowed to make copies of) such books and records as may be reasonably necessary to evaluate the Earnout Calculations.
          (c) If the Seller delivers written notice (the “Disputed Items Notice”) to the Buyer within 60 days after receipt by the Seller of the Earnout Calculations (i) stating that the Seller objects to any items in the Earnout Calculations and (ii) providing reasonable descriptions of the basis for each objection (the “Disputed Items”), the Buyer and the Seller will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable. If the Seller does not deliver the Disputed Items Notice to the Buyer within 60 days after receipt by the Seller of the Earnout Calculations, the Earnout Calculations provided by the Buyer will be presumed to be true and correct in all respects and will be final and binding on the parties. In addition, any component of the Earnout Calculations that is not addressed in the Disputed Items Notice shall be final and binding on the Seller and the Buyer.
          (d) If the Buyer and the Seller are unable to agree upon the Disputed Items within 30 days after delivery of the Disputed Items Notice, the Buyer and the Seller will select PricewaterhouseCoopers LLP or, if such firm is unwilling to serve, an independent, nationally-recognized accounting firm reasonably acceptable to each of them (in either case, the “Arbitrator”) to resolve the Disputed Items. The Arbitrator shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) re-calculate the Earnout Calculations, as modified only by the Arbitrator’s resolution of the Disputed Items. The Buyer and the Seller will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Arbitrator, and the Arbitrator shall be given full access to (and shall be allowed to make copies of) such books and records as may be necessary in the opinion of the Arbitrator to resolve the Disputed Items. The Arbitrator will make a written determination of each Disputed Item within 30 days after being selected and such determination will be final and binding on the parties. The fees, costs and expenses of the Arbitrator will be borne by the party whose positions generally did not prevail in such determination, or if the Arbitrator determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Seller and 50% by the Buyer.
          (e) The Earnout Payment shall be treated as an adjustment to the Purchase Price for Tax purposes as set forth in the Purchase Agreement.
     2.2 Acknowledgement of Non-Public Information. The Seller acknowledges that receipt of (i) the Earnout Calculations for FY 2010, together with any supporting documentation,

and (ii) the information to be provided pursuant to Section 3.5 (including any which may be gained as a result of the access contemplated by such Section), to the extent not already disclosed to the public, may constitute receipt of confidential and/or material, non-public information (the “Confidential Information”) concerning the Buyer. In addition, the Seller acknowledges that it is prohibited from (i) purchasing or selling securities of the Buyer until such Confidential Information (or financial information of the Buyer covering the relevant time period to which the Confidential Information relates) is disclosed to the public and (ii) communicating such Confidential Information to any other person under circumstances in which it is reasonably foreseeable that such person will purchase or sell securities of the Buyer until such Confidential Information (or financial information of the Buyer covering the relevant time period to which the Confidential Information relates) is disclosed to the public. In addition, the Seller shall cause any Person (including any of the Seller’s officers, employees, directors, managers, advisors, agents, attorneys, accountants or representatives) receiving access to Confidential Information on behalf of the Seller to keep such Confidential Information confidential and not disclose any such Confidential Information to others. Confidential Information shall not include information that (w) is or becomes public other than through the fault of the Seller, (x) was already in the Seller’s lawful possession, as evidenced by written records kept in the ordinary course of business or by written proof of actual use by the Seller, or was available to the Seller on a non-confidential basis before disclosure, (y) is received from a third party that is lawfully in possession of the same and did not obtain it from the Buyer, or (z) is independently developed by the Seller without using the Confidential Information. Notwithstanding anything in this Agreement to the contrary, the Seller shall be entitled to disclose Confidential Information (i) if requested or required by law, regulation or legal or regulatory process (in which case, prior to such disclosure the Seller will give the Buyer prior written notice and an opportunity to obtain, at the Buyer’s sole cost and expense, a protective order or other appropriate remedy against such disclosure; in the event such protective order or other remedy is not obtained, the Seller will use commercially reasonable efforts to disclose only that portion of the Confidential Information which is legally required to be disclosed and to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment, in each case at the Buyer’s sole cost and expense) and (ii) to the extent necessary to enforce its rights under this Agreement.
ARTICLE 3
OPERATING AND ACCOUNTING PROCEDURES
     3.1 Generally. The parties agree that the provisions set forth in this Article 3 shall be used in calculating Adjusted EBITDA and the Earnout Payment and conducting the business of the Company during the period from the date of this Agreement until the end of FY 2010 (the “Earnout Period”). The parties acknowledge that the ability of the Seller to earn the Earnout Payment is a material inducement to the Seller to enter into the Purchase Agreement and consummate the Transactions. Accordingly, the parties wish to provide for the management, operation and governance of the Company in a manner that facilitates the Seller’s ability to receive the Earnout Payment, consistent with sound business practices. The Buyer shall pass through to the Company (and, in the preparation of the Earnout Calculations, give the Seller full credit for) all cost savings, efficiencies and synergies that arise from the integration of the Company’s business with the Buyer and accrue to the benefit of the Company (it being understood and agreed by the parties that the Buyer shall determine the manner and timing of any such integration and that any sales of the Buyer’s products (as compared to the Company’s products (which, by definition, will be a subset of Buyer’s products following the Closing)) to existing customers of the Company shall not be credited to the Seller for purposes of this Agreement).
     3.2 Accounting Standards. The 2010 Financial Statements to be delivered hereunder shall be prepared in accordance with GAAP as applied in the preparation of the Audited Financial Statements (except for the omission of footnotes). Adjusted EBITDA shall be calculated in the manner set forth in Section 1.1(b). The parties agree that any changes in GAAP from and after the date hereof, including any that may be required as a result of the Company’s affiliation or integration with the Buyer, shall not affect or be taken into consideration in connection with the preparation of the 2010 Financial Statements or the Earnout Calculations. The parties shall use the GAAP rules, regulations and standards applicable to the Company and in effect as of the date hereof as a basis for calculation of the Earnout Payment. For the avoidance of doubt (and without limiting the generality of the foregoing), for purposes of the Earnout Calculations, there shall be included in FY 2010 (and the Seller shall be given full credit for) all products of the Company shipped on or prior to December 31, 2010 irrespective of any accounting convention applicable to the Buyer or the Company (as a result of its integration with the Buyer or otherwise) that would require any such shipments to be recorded after December 31, 2010.
     3.3 Internal Control. During the Earnout Period, the Company shall be subject to a system of internal accounting controls consistent with the system of internal accounting controls applicable to the Buyer from time to time.
     3.4 Management of Company. During the Earnout Period, except as otherwise expressly set forth in this Agreement (including the provisions of this Section 3.4), the Buyer shall cause the Company to conduct its business only in the ordinary course, consistent with past practice. During the Earnout Period, unless approved by the Seller:
          (a) the day-to-day business, activities and affairs of the Company shall be managed by Dale Schulz (“DS”) and Raymond Turcotte (“RT”) in consultation with the Buyer;
          (b) the Buyer shall not interfere with the continued operation of the Company in the ordinary course of business, including preserving intact its sales and product development organizations, except for any changes that would enhance the ability of the Seller to earn the Earnout Payment;
          (c) the Buyer shall not cause or permit the Company to make any expenditure, investment, acquisition, business, product line or strategic initiative that was not contemplated in the Budget, except for any such action that would enhance the ability of the Seller to earn the Earnout Payment;
          (d) the Buyer shall not cause or permit the incurrence by the Company of any Indebtedness that was not contemplated in the Budget;
          (e) the Buyer shall not cause or permit the Company to dispose of any assets or rights, except in the ordinary course of business;

          (f) the Buyer shall not cause or permit the Company to enter into any transaction or activity between the Buyer or its Affiliates, on the one hand, and the Company, on the other hand, except in the ordinary course of business and on terms no less favorable to the Company than could be obtained from an unaffiliated third party;
          (g) the Buyer shall not cause or permit the Company to dissolve, wind up or liquidate;
          (h) for any sales of products to the Buyer or its Affiliates, the Company shall receive credit for the same margins as are currently in effect;
          (i) the Buyer shall not relocate the Company’s principal business locations;
          (j) the Buyer or one of its direct or indirect wholly-owned subsidiaries shall at all times retain, directly or indirectly, 100% record and beneficial ownership of the Company; and
          (k) the Buyer shall ensure that the Company at all times has adequate capital and cash to meet its expenses, in amounts substantially in accordance with the Budget.
     3.5 Information and Inspection. With respect to all monthly periods in the Earnout Period, the Buyer will furnish to the Seller, within 30 days following the end of each month beginning with the month in which the Closing Date falls, a true and correct copy of the unaudited balance sheet and statements of income and cash flows of the Company as of and for the month then ended, which shall be prepared in accordance with GAAP, consistently applied (provided that such financial statements may omit footnotes and shall be subject to normal year-end adjustments), and shall otherwise be consistent with the financial statements required to be provided to the Buyer pursuant to Section 5.12 (‘Financial Information’) of the Purchase Agreement. Prior to the final determination of the Earnout Calculations pursuant to Section 2.1, the Buyer will permit the Seller and its advisors, on reasonable notice and during business hours, to visit and inspect any of the properties of the Company, to examine its books, records and other materials relating thereto (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its and the Buyer’s officers.
     3.6 Use of Incentives. The Buyer acknowledges that during the Earnout Period the Company shall be permitted to offer promotional allowances and pricing discounts (“Incentives”) with respect to sales of its products (a) with the Buyer’s consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (b) without requirement of obtaining the Buyer’s consent, so long as any such Incentives are consistent with the Company’s current practices or the Company’s practices in the fourth calendar quarter of the year ended December 31, 2009. The Seller acknowledges that during the Earnout Period neither the Company nor any of its executives or other employees (including DS and RT) shall take or permit to be taken any action without the Buyer’s consent that would result in (i) any changes to the payment terms for the Company’s products in effect as of the date of the Purchase Agreement, (ii) any increases in the prices of the Company’s products in effect as of the date of the Purchase Agreement or (iii) accelerating sales of the Company’s products into FY 2010 that would have otherwise been made in FY 2011 (“Accelerated Sales”). The parties agree that, in connection with the preparation of the Earnout Calculations and the determination of the amount of the Earnout Payment, the amount of Adjusted EBITDA for FY 2010 shall be decreased to the extent of any Accelerated Sales and any other amount(s) resulting from a breach of this Section 3.6 that would cause Adjusted EBITDA for FY 2010 to be overstated.
     3.7 Acceleration of Earnout Payment. If, prior to the end of the Earnout Period, (a) the Buyer sells the Company (or any substantial portion of the Company’s business or assets) or (b) the employment of either or both of DS and RT is terminated by the Buyer or the Company without Cause (as defined in that certain Employment and Non-Competition Agreement entered into by DS or RT, as applicable, with Opco effective as of the Closing Date), an Earnout Payment in the amount of $15,000,000 shall become immediately due and payable to the Seller.
ARTICLE 4
MISCELLANEOUS
     4.1 Entire Agreement; Waivers. This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (a) in the case of a waiver by the Buyer, by the Buyer, and (b) in the case of a waiver by the Seller, by the Seller.
     4.2 Amendment or Modification. The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by the Buyer and the Seller, and any such modification, amendment or waiver shall be binding on each of the parties hereto.
     4.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, but may not be assigned by the Buyer without the prior written consent of the Seller or by the Seller without the prior written consent of the Buyer.
     4.4 Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if delivered in accordance with Section 9.1 of the Purchase Agreement.
     4.5 Counterparts. This Agreement may be executed in counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
     4.6 Choice of Law; Forum; WAIVER OF JURY TRIAL. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement

(including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. Any proceeding arising out of or relating to this Agreement shall be brought in the courts located in the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS.
     4.7 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Seller shall be entitled to specific performance of the agreements and obligations of the Buyer hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.
     4.8 Construction. The provisions of Section 9.12 of the Purchase Agreement are hereby incorporated by reference herein and shall apply to this Agreement to the same extent as if such provisions had been set forth at length herein.
[ Signature Page Follows ]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

BUYER: TREEHOUSE FOODS, INC.
By:
Name:
Title:

SELLER: STSF HOLDINGS LLC
By:
Name:
Title:

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